EXHIBIT 10.4

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

[TRANSLATION]

AGREEMENT AMENDING THE ASSISTANCE AGREEMENT DATED APRIL 8, 2004
AND THE ADDENDUM DATED SEPTEMBER 17, 2004

BETWEEN:
EAU DE SOURCE VITA (2000) INC., a corporation duly incorporated pursuant to Part 1A of the Companies Act of the Province of Quebec, Canada, with its registered office at 1335, Montée Paiement, in the City of Gatineau, Province of Quebec, J8T 4Y6, intervening in this document as the Joint and Co-debtor of WATER BANK OF AMERICA, represented by Mr. Jean-Jean Pelletier, duly authorized as he so declares,

Party of the First Part,

(hereinafter referred to as the “Beneficiary”),

AND:
WATER BANK OF AMERICA INC., a corporation incorporated under Canadian law pursuant to the Canada Business Corporations Act, with its registered office at 100 des Sommets Avenue, Suite 1603, Verdun, Quebec, Canada H3E 1Z8, under registration number 1160910676, represented by Mr. Jean-Jean Pelletier, duly authorized as he so declares,

Party of the Second Part,

(hereinafter referred to as the “Joint and Co-debtor”),

AND:
IR (formerly Ice Rocks), a joint-stock company with a board of directors and a declared capital of 40,000 Euros, with its registered office at 5 de Tilsitt Street, 75008 Paris, registered with the Registre du Commerce et des Sociétés de Paris, under No B 434 300 885, represented by Mr. Bruno Ledoux, sole managing director, duly authorized as he so declares,

Party of the Third Part,

(hereinafter referred to as “IR” or the “Provider”),

(hereinafter collectively referred to as the “Parties” or individually as a “Party”)

THE PARTIES PREVIOUSLY STATED AND REPRESENTED AS FOLLOWS:

Whereas the Parties signed an Assistance Agreement in Paris on April 8, 2004 (hereinafter referred to as the “Agreement”);

Whereas pursuant to Section 4 of the Agreement , the Beneficiary and the Joint and Co-debtor agreed to pay the Provider, for the services that are the subject of the Agreement, the aggregate sum of 600,000 Euros payable as follows:

With respect to billing up to March 31, 2004:

•	100,000 Euros no later than May 22, 2004 (hereinafter referred to as the “First Payment”);

•	250,000 Euros no later than June 23, 2004 (hereinafter referred to as the “Second Payment”);

With respect to services to be rendered from April 1, 2004 to October 31, 2004 (250,000 Euros):

•	250,000 Euros payable upon receipt of invoice, no later than December 31, 2004.

Whereas on September 17, 2004, the parties signed an addendum to the Agreement establishing a new schedule with respect to the payment of the sum of 600,000 Euros (hereinafter referred to as the “Addendum”);

Whereas, as at this date, the Provider has received certain amounts, however, the schedule provided for in the Addendum has not been fully respected;

Whereas the Parties have accordingly agreed to cancel, for all legal purposes, Section 4 of the Agreement as well as Section 2 of the Addendum, and to replace them by Section 2 of the present agreement, without any recourse by the Provider against the Beneficiary or the Joint and Co-debtor, which Provider, with the exception of the amounts stipulated in Section 2 of this agreement, hereby grants acquittance to the Beneficiary and the Joint and Co-debtor with respect to any claim that it may have had in the past, may have now or could have in the future, directly or indirectly, with respect to the sum of 600,000 Euros mentioned hereinabove;

Whereas consequently, the Parties wish to formalize as follows the terms and conditions of their agreements considered as a moratorium, and also being considered, as a result of the common signature by the concerned parties, as a rider to the Agreement and the Addendum which will continue to be fully applicable with respect to their other provisions.

THE PARTIES AGREE AS FOLLOWS:

1.	Preamble

1.1	The preamble is an integral part hereof.

2.	Repeal of Section 4 of the Agreement and Article 2 of the Addendum:

The due dates and amounts stipulated in Section 4 of the Agreement duly amended by Section 2 of the Addendum are repealed for all legal purposes and replaced by the following:

“Section 4 - Remuneration for Services Rendered by the Provider

In consideration of the services mentioned in Section 1.0 hereinabove, IR, the Supplier, shall be entitled to receive an aggregate net definitive lump sum remuneration equal to the following:

•	$220,000.00 Cdn. payable by bank wire transfer on the account of CARPA of the firm KREMER BEDARD RAYNAL, lawyers in Paris, as follows:

(i)	$100,000.00 Cdn. payable upon the execution hereof;

(ii)	$20,000.00 Cdn. payable on or before April 15, 2006;

(iii)	$100,000.00 Cdn. payable no later than September 18, 2006;

•
an amount of $565,992.36 Cdn. payable by way of Class A Shares of the Joint and Co-debtor (WBOA) based on a value of $0.25 Cdn. per share, and by the surrender, upon the execution hereof, of a certificate for 2,263,969 Class A Shares in the share capital of the Joint and Co-debtor (WBOA).”

3.	General

3.1	Entire Agreement and Addendum

Except for the preceding, any and all provisions of the Agreement and the Addendum not amended by this agreement shall remain in effect, including, without limiting the generality of the preceding, Section 4 of the Addendum.

3.2	Heirs, Successors and Assigns

This agreement binds the Parties hereto as well as their heirs, legatees by particular title, estate liquidators, curators, tutors, advisors for persons of full age, administrators, trustees in bankruptcy, receivers and all of their legal representatives or assigns.

3.3	Amendment

This agreement can only be amended or completed by a written instrument signed by all of the parties hereto.

3.4	Severability

Each section or paragraph of this agreement is interpretated separately and the invalidity of any one of these sections or paragraphs shall not affect the validity of the entire agreement.

3.5	Cumulative Rights

All of the rights mentioned in this agreement are cumulative and not alternative.

3.6	Non-waiver of Rights

The fact that a Party hereto has not insisted on the full performance of any covenant whatsoever agreed upon herein or that it has not always exercised one of its rights granted herein shall not be considered as a future waiver of such right or such performance with respect to such covenant. Unless stipulated otherwise, any waiver by one of the Parties hereto regarding any of its rights shall only take effect once it is set in writing and any such waiver shall only apply to the rights and circumstances expressly contemplated by this waiver.

3.7	Headings

The headings are only inserted for reference and convenience purposes; they shall in no way be used to interpret the provisions hereof.

3.8	Priority of the Agreements

The Parties acknowledge that the provisions hereof constitute a true, complete and faithful presentation of the understandings entered into between the Parties and they formally waive the right to assert any of the discussions and negotiations that preceded the execution thereof, this agreement cancelling any previous agreement to the same effect.

The preceding paragraph shall in no way be interpretated as having any effect on Section 3.1 of this agreement.

3.9	Assignment of Rights

No Party shall assign its rights pursuant to this agreement unless all of the Parties hereto agree thereto in writing.

3.10	Governing Law

The present agreement is governed by the laws of Quebec and by the laws of Canada applicable therein.

3.11	Originals

All of the signed and initialled copies hereof constitute originals of the one and same agreement. The copies that are only signed are considered as copies.

IN WITNESS WHEREOF, THE PARTIES SIGNED,

In Montreal, on this ____ day of March, 2006.

EAU DE SOURCE VITA (2000) INC.

By: (signed)
Jean-Jean PELLETIER, duly authorized as he so declares

WATER BANK OF AMERICA INC.

By: (signed)
Jean-Jean PELLETIER, duly authorized as he so declares

In Paris, on this ____ day of March, 2006

IR

By: (signed)
Bruno LEDOUX, duly authorized as he so declares